Exhibit 99.1 – Press Release

Total Nutraceutical Solutions, Inc.

To Present at the Penn State Mushroom Industry Conference

Thursday September 17, 2009

STEVENSON, Wash.--(BUSINESS WIRE)--Total Nutraceutical Solutions, Inc. (TNS) (OTCBB:TNUS - News), will present at the 51st Mushroom Industry Conference being held September 20-22, 2009 in Avondale, Pennsylvania.

The conference is hosted by Pennsylvania State University, and will feature speakers of industry and academia. The program will highlight the latest advances, challenges, and opportunities on a broad range of subjects, all with emphasis on the most critical issues facing the mushroom industry today.

TNS CEO Marvin S. Hausman MD is scheduled to present on Tuesday, September 22 at 3:00 PM EST. The presentation is titled: "The Humble Mushroom: A New Weapon Against Chronic inflammatory Disease."

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc. (TNS), is an emerging nutraceutical company with a focus on discovering, formulating and marketing products composed primarily of organic natural mushroom compounds that contain bioactive nutrients for potential health benefits. TNS develops production and analytic technologies for food and nutritional supplements composed primarily of mushrooms and their mycelia biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to preventative healthcare formulations and nutritional approaches to a wide variety of human conditions and illnesses, TNS also develops and acquires breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc., with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2008, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Total Nutraceutical Solutions, Inc.

Roberta Matta, 509-427-5132

www.totalnutraceutical.com